Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

YRC Worldwide Inc.:

We consent to the use of our report dated March 14, 2011, except for Note 19, which is as of May 17, 2011, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009 and the related consolidated statements of operations, cash flows, shareholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2010, and our report dated March 14, 2011, on the related financial statement schedule, which reports appear in YRC Worldwide Inc’s Form 8-K dated May 17, 2011, and our report dated March 14, 2011, with respect to the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in YRC Worldwide Inc’s annual report on Form 10-K, each of which is incorporated by reference in this Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit reports on the consolidated financial statements of YRC Worldwide Inc. and subsidiaries contains an explanatory paragraph that states that the Company has experienced significant declines in operations, cash flows and liquidity and these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Kansas City, Missouri

May 17, 2011